VECTRUS
TRUE TO YOUR MISSION

September 4, 2017

Mr. David A. Hathaway
dhath44@gmail.com

Dear Dave:

I am pleased to confirm our offer of employment with Vectrus, Inc. to lead our Information Technology & Network Communication Services business. This is a salaried, exempt position reporting to Charles L. Prow, President & Chief Executive Officer, Vectrus, Inc., based in Reston, Virginia. Your hours in this position may fluctuate, and each weekly portion of your annual salary will compensate you for work during that week. Your annual salary will be $365,019.20, which equates to $175.49 per hour. Your date of hire will be a mutually agreeable date.

You will be nominated for election by the Vectrus Board of Directors as a Senior Vice President of Vectrus, Inc. commensurate with your date of hire. As Senior Vice President, you will be a Section 16 filer, subject to share ownership guidelines and will be an insider for purposes of trading in Vectrus stock.

In addition to your salary, as an executive of Vectrus, Inc., you will be eligible for participation in the Vectrus, Inc. Annual Incentive Plan (bonus) with a target award of 55% of your annual base salary. Bonus awards are discretionary, ranging from zero to 200% of target and are based on company and individual performance. For 2017, you will be eligible for pro-rata bonus consideration based on the number of months you work during 2017. Awards are generally paid during the first quarter following the end of the applicable performance year.

You will also be eligible to participate in the Vectrus Long-Term Incentive Award Program. These awards are generally recommended for approval by the Compensation and Personnel Committee of the Vectrus Board of Directors during the first quarter of each calendar year. For 2017, you will be recommended for a total award of $250,000 to be granted following your start date. Your award will be granted 50% in the form of a cash target related to relative total shareholder return over a three-year performance period; thirty percent (30%) in the form of restricted stock units that will vest in one-third instalments on the first, second and third anniversaries of the grant date; and twenty percent (20%) in the form of nonqualified stock options that vest in one-third cumulative instalments on the first, second and third anniversaries of the grant date.

You will receive a lump sum payment of $130,000 as recognition of the annual bonus that you will forfeit at your current employer. This payment, when added to the expected prorated 2017 Vectrus annual bonus, should make you whole with respect to an annual bonus. Payment will be made within one month of your date of hire and will be subject to tax withholding. Should you voluntarily terminate your employment at Vectrus within one year of your start date, you will be required to pay back this lump sum payment, net of taxes.

You will receive an award of restricted stock units (RSUs) valued at $60,000 which is intended to replace equity at your current employer that is scheduled to vest in 2018. Your Vectrus RSUs will be granted five business days following your date of hire and will vest in one-third annual instalments on the first, second and third anniversaries of the grant date.

You will receive a lump sum payment of $50,000 structured over a two year period. $25,000 will be paid within one month of your date of hire, and the remaining $25,000 will be paid on or about your one year anniversary with Vectrus. Both payments will be subject to tax withholding. Should you voluntarily terminate your employment at Vectrus within one year of your start date, you will be required to pay back this lump sum payment, net of taxes.

You will be eligible for 21 days of Paid Time Off (PTO) annually. PTO is accrued on each bi-weekly pay date.

Benefits Program: A summary of our current benefits program is attached. If you are applying for family coverage under the Management Benefitted Medical, Dental and Vision Plans, it is required that, on your start date, you furnish a marriage certificate (if applicable), and the birth certificate of each dependent being covered.

- Vectrus 401(k) Plan
- Medical Plan/ Dental Plan/ Vision Plan
- Tele-Health Plan
- Health Savings Account
- Basic Life & Accidental Death and Dismemberment Insurance Plans
- Short-Term Disability
- Long-Term Disability
- Flexible Spending Accounts
- Voluntary Life & Accidental Death and Dismemberment Insurance Plans
- Other voluntary plans

VECTRUS
TRUE TO YOUR MISSION

For questions regarding all benefits, you may contact Ms. Tracy Hanavan at 719-637-5828. She will be glad to discuss any questions you might have regarding employee benefits. I will also be available to meet with you to review all of the benefit materials in detail.

In order to comply with the Immigration Control Reform Act of 1986, each employee must complete the enclosed I-9 Form verifying employment eligibility. You should bring with you on the first day of work an original birth certificate or other document as specified in the enclosed information sheet as to proof of U.S. citizenship. This offer of employment is contingent upon completion of the I-9 Form and providing required documentation.

The terms and conditions of your employment will be governed by standard Company policy. This offer is also contingent upon successful completion of a drug screening test prior to employment. Failure to complete the screening within three business days will result in withdrawal of this offer. Please contact Mr. Josh Saye at (719) 637-6319 for assistance in scheduling an exam.

Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention. You may retain the additional copy for your personal files.

Dave, on behalf of our team, we are very pleased to extend you this offer. We look forward to welcoming you to Vectrus, Inc. and to working with you.

Very truly yours,

Frank A. Peloso
Senior Vice President &
Chief Human Resources Officer

Enclosures

I accept the offer as set forth in this letter.

David A. Hathaway

9/6/2017
Date